UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   RFPS INVESTMENTS I, L.P.
   2170 Piedmont Road, N.E.
   Atlanta, GA  30324
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   12-31-2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ROLLINS, INC.
   ROL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   10% Owner
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |14,079,185 (1)        |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares are held by RFPS Investments I, L.P. ("RFPS"). The other reporting persons on this Form 3 are general or limited partners of RFPS, all of whom are filing this Form 3 together with RFPS as a group for purposes of Section 13(d) of the Exchange Act. Each of the partners disclaims beneficial ownership of the shares exceeding his pecuniary interest, and this report shall not be deemed an admission that each of the partners is the beneficial owner of the securities for purposes of Section 16 or for any other purpose.

SIGNATURE OF REPORTING PERSON
/s/ RFPS Investments I, L.P., by Glenn P. Grove, Jr.
RFPS Investments I, L.P., by Glenn P. Grove, Jr.
DATE
January 9, 2003

                             Joint Filer Information



Name:                                LOR Investment Company, LLC

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           LOR INVESTMENT COMPANY, LLC



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                Rollins Holding Company, Inc.

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           ROLLINS HOLDING COMPANY, INC.



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                1997 RRR Grandchildren's Partnership

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           1997 RRR GRANDCHILDREN'S PARTNERSHIP



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                Grace C. Rollins

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           GRACE C. ROLLINS



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                RWR Management Company, LLC

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           RWR MANAGEMENT COMPANY, LLC



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                RRR Grandchildren's Custodial Partnership I, L.P.

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           RRR GRANDCHILDREN'S CUSTODIAL
                                     PARTNERSHIP I, L.P.



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact


                             Joint Filer Information



Name:                                JR Partnership, L.P.

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           JR PARTNERSHIP, L. P.



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                JPR Investment Partnership, L.P.

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           JPR INVESTMENT PARTNERSHIP, L. P.



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                The Richard R. Rollins, Jr. Grantor Trust

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           THE RICHARD R. ROLLINS, JR.
                                     GRANTOR TRUST
                                     U/Agreement dated February 27, 2001



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                The Gary W. Rollins Trust

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           THE GARY W. ROLLINS TRUST
                                     U/Agreement dated December 30, 1976



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                MRLT Partners, L.P.

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           MRLT PARTNERS, L. P.



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                RCTLOR, LLC

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           RCTLOR, LLC



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                Pamela Renee Rollins

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           PAMELA RENEE ROLLINS



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                Timothy Curtis Rollins

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           TIMOTHY CURTIS ROLLINS



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                Amy Rollins Kreisler

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           AMY ROLLINS KREISLER



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information



Name:                                Nancy Rollins Griffith

Address:                             c/o LOR, Inc.
                                     2170 Piedmont Road, N.E.
                                     Atlanta, GA  30324

Designated Filer:                    RFPS Investments I, L.P.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   12/31/02

Signature:                           NANCY ROLLINS GRIFFITH



                                     /s/ Glenn P. Grove, Jr.
                                     ----------------------------------------
                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact




1574979

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, LOR Investment Company, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                               LOR INVESTMENT COMPANY, LLC
                                               By:  LOR, Inc., sole member


                                               By:/s/ R. Randall Rollins
                                                  -----------------------------
                                                  R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RFPS Investments I, LP, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                          RFPS INVESTMENTS I,  LP

                                          By: LOR Investment Company, LLC,
                                                general partner

                                          By:  LOR, Inc., sole member


                                          By:/s/ R. Randall Rollins
                                             --------------------------------
                                             R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Rollins Holding Company, Inc., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                          ROLLINS HOLDING COMPANY, INC.


                                          By:/s/ R. Randall Rollins
                                             --------------------------------
                                             R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, 1997 RRR Grandchildren's Partnership, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                        1997 RRR GRANDCHILDREN'S
                                        PARTNERSHIP,
                                        by its General Partner

                                        By:  The R. Randall Rollins Trust
                                             U/Agreement dated December 30, 1976


                                        /s/ Gary W. Rollins
                                        -----------------------------
                                        Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Grace C. Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                     GRACE C. ROLLINS

                                     By:  R. Randall Rollins as attorney-in-fact
                                          under General Power of Attorney
                                          dated October 20, 1992


                                      /s/ R. Randall Rollins
                                      -----------------------------
                                      R. Randall Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RWR Management Company, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                                  RWR MANAGEMENT COMPANY, LLC
                                                  by its Manager


                                                  /s/ R. Randall Rollins
                                                  -----------------------------
                                                  R. Randall Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RRR Grandchildren's Custodial Partnership I, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                           RRR GRANDCHILDREN'S CUSTODIAL
                                           PARTNERSHIP I, L.P.,
                                           by its General Partner

                                           By:  The 1997 RRR Grandchildren's
                                                Custodial Trust U/Agreement
                                                dated July 1, 1997

                                           /s/ Gary W. Rollins
                                           -----------------------------
                                           Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, JR Partnership, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                                 JR PARTNERSHIP, L.P.,
                                                 by its General Partner

                                                 By:  The 1996 Amy Rollins Trust

                                                 /s/ Amy Rollins Kreisler
                                                 -----------------------------
                                                 Amy Rollins Kreisler, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, JPR Investment Partnership, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                            JPR INVESTMENT PARTNERSHIP, L.P.,
                                            by its General Partner

                                            By:  The 1996 Amy Rollins Trust

                                            /s/ Amy Rollins Kreisler
                                            -----------------------------
                                            Amy Rollins Kreisler, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, The Richard R. Rollins, Jr. Grantor Trust (U/A dtd February 27, 2001), has authorized and designated Glenn
P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                          THE RICHARD R. ROLLINS, JR.
                                          GRANTOR TRUST
                                          U/Agreement dated February 27, 2001


                                          /s/ R. Randall Rollins
                                          -----------------------------
                                          R. Randall Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, The Gary W. Rollins Trust (U/A dtd December 30, 1976), has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                             THE GARY W. ROLLINS TRUST
                                             U/Agreement dated December 30, 1976


                                             /s/ R. Randall Rollins
                                             -----------------------------
                                             R. Randall Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, MRLT Partners, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                 MRLT PARTNERS, L.P.
                                 by its General Partner

                                 By:  MRLT II, LLC, by its Member

                                 The 1997 RRR Grandchildren's Custodial
                                 Trust U/Agreement dated July 1, 1997


                                 /s/ Gary W. Rollins
                                 -----------------------------
                                 Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RCTLOR, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                             RCTLOR, LLC by its Managing Member
                                             By:  LOR, Inc.


                                             /s/ R. Randall Rollins
                                             -----------------------------
                                             R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Pamela Renee Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                                /s/ Pamela Renee Rollins
                                                -----------------------------
                                                Pamela Renee Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Timothy Curtis Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                                 /s/ Timothy Curtis Rollins
                                                 -----------------------------
                                                 Timothy Curtis Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Amy Rollins Kreisler, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                                  /s/ Amy Rollins Kreisler
                                                  -----------------------------
                                                  Amy Rollins Kreisler

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Nancy Rollins Griffith, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Rollins, Inc. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Rollins, Inc., unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                                  /s/ Nancy Rollins Griffith
                                                  -----------------------------
                                                  Nancy Rollins Griffith



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